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                                                                      EXHIBIT 11



                              DESTEC ENERGY, INC.
        COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
              (In Thousands of Dollars, except per share amounts)


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
                                                                For the Three Months Ended              For the Nine Months Ended
                                                                      September 30,                           September 30,
                                                          ----------------------------------        --------------------------------
                                                              1996                  1995                1996                 1995
                                                          ------------          ------------        ------------         -----------
PRIMARY EARNINGS PER SHARE (a)

  Weighted average shares of common stock outstanding      56,016,715            58,749,878          57,016,250          58,761,815
  Effect of issuance of shares from assumed exercise
     of stock options (treasury stock method)                (436,666)             (188,211)           (436,666)           (188,211)
                                                          ------------          ------------        ------------         -----------
Weighted average shares                                    55,580,049            58,561,667          56,579,584          58,573,604
                                                          ============          ============        ============         ===========
Net Income                                               $     18,263          $     14,684        $     35,335         $    29,677
                                                          ============          ============        ============         ===========
Primary earnings per share                               $       0.33          $       0.25        $       0.62          $     0.51
                                                          ============          ============        ============         ===========
FULLY DILUTED EARNINGS PER SHARE
  Weighted average shares per primary earnings per
   share computation                                       55,580,049            58,561,667          56,579,584          58,573,604
  Additional dilutive effect of stock options
     (treasury stock method)                                   74,100                85,700              74,100              85,700
                                                          ------------          ------------        ------------         -----------
  Weighted average shares                                  55,654,149            58,647,367          56,653,684          58,659,304
                                                          ============          ============        ============         ===========
  Net Income                                             $     18,263          $     14,684        $     35,335         $    29,677
                                                          ============          ============        ============         ===========
  Fully diluted earnings per share                       $       0.33          $       0.25        $       0.62         $      0.51
                                                          ============          ============        ============         ===========
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(a)  This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraphs 14,30 and 40 of APB Opinion No.15 because it produces antidilutive results for the three and nine month periods ended September 30,
     1996 and 1995.

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